CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) by and between Mobetize, Corp. a Nevada Corporation (the “Company”) and CPT Secure Inc. a British Columbia Corporation (the “Consulting Company”) through which Francisco Carasquero (the “Consultant”) will provide his services.

W I T N E S S E T H:

 WHEREAS, The Company is an emerging Fintech business that has developed a global B2B Fintech hub and financial services supermarket through which the Company sells relevant products and services to Financial Institutions (“FI’s”) and Telecommunication Company’s. (“Telco’s”); and

WHEREAS, the Consultant has extensive background in and knowledge of the Company’s business and Fintech industry in which the Company operates and experience in the acquisition or sale of business operations, strategic business alliances; business combinations; mergers and acquisitions; shareholder relations, continuous disclosure requirements; and

WHEREAS, the Consulting Company entered into an agreement with the Company on June 1, 2016 to provide Consulting Services, which agreement was mutually terminated by the parties thereto on June 30, 2017; and

WHEREAS, the Consultant has provided strategic administrative corporate services to the Company (the “Strategic Services”) and the Company acknowledges the Strategic Services provided by Consultant were in addition to and outside of the Consulting Services; and

WHEREAS, the Consultant agrees to render Consulting Services, as defined herein, through the Consulting Company and the Company agrees to retain the Consulting Services from the Consultant through the Consulting Company; in accordance with the terms and conditions of the Agreement.

NOW THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.    Engagement as an Independent Contractor. The Company hereby engages Consulting Company as an independent contractor, and Consulting Company hereby accepts such engagement as an independent contractor, upon the terms and conditions set forth in this Agreement. In no circumstances will the Consultant perform any of the functions of the Company’s board of directors.

2.    Consulting Period. Unless terminated sooner by either party, the term of this Agreement shall be for the two -year period commencing on July 1, 2017 and ending on July 1, 2019 (the “Consulting Period”).

3.    Consulting Services. Based upon Consultant’s background knowledge and particular expertise within the Fintech industry in which the Company is engaged, Consultant shall provide Consulting Services as the Company may request in writing from time to time. Specifically, and without limitation, Consultant hereby agrees to consult, advise and perform services as requested with respect to the development of the Company’s operations, including but not limited to:

(a) the introduction of prospective business associations, strategic business partners and joint venture opportunities;

(b) engineering financial structures relating to the acquisition or sale of business operations; tactical business alliances; business combinations; mergers; acquisitions;

(c) shareholder relations;

(d) maintaining continuous disclosure requirements;

(e) making recommendations for both the short term and the long-term business strategies;

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(f) commenting on proposed corporate, technology, merchant, payments processing, money service business compliance decisions and identifying and evaluating alternative courses of action;

(g) identifying and evaluating external threats and opportunities to the Company;

(h) discussing from time to time any matters pertaining to the Company's business;

(i) identifying investors pursuant to the exemptions provided under the BC Instrument 32-513 attached as Exhibit A;

(j) It is understood that the Consultant is not a registered securities broker or dealer, and shall have no authority to enter into any commitments on the Company's behalf or to perform any act which would require Consultant to become registered as a securities broker or dealer.

(k) providing such other Consulting Services as may be appropriate from time to time.

4.    Independent Contractor Relationship. The parties acknowledge and intend that the relationship of The Consulting Company and the Consultant to the Company under this Agreement shall be that of an independent contractor. In performing the Consulting Services under this Agreement, Consultant shall undertake the Consulting Services according to its own means and methods of work which shall be in the exclusive charge and control of the Consulting Company and which shall not be subject to the control or supervision of the Company, except as to the objectives of those Consulting Services. Consulting Company shall determine its own working hours and schedule and shall not be subject to the Company’s personnel policies and procedures. Consulting Company shall be entirely and solely responsible for its actions or inactions and the actions or inactions of its agents, employees or subcontractors, if any, while performing the Consulting Services hereunder. Consulting Company agrees that it shall not, in any form or fashion, maintain, hold out, represent, state or imply to any other individual or entity that an employer/employee relationship exists between the Company and Consultant, Company its agents and employees, or between the Company and any subcontractor or its agents and employees. Consulting Company is not granted nor shall it represent that it is granted any right or authority to make any representation or warranty or assume or create any obligation or responsibility, express or implied, for, on behalf or in the name of the Company, to incur debts for the Company or to bind the Company in any manner whatsoever.

The obligations imposed on Consulting Company concerning Company’s confidential information are set forth in Section 7 of this Agreement. In the event of any conflict between the provisions of Section 4 and Section 7 of this Agreement, the provisions of Section 7 shall control. Additionally, anything stated in this Section 4 to the contrary notwithstanding, Consulting Company’s covenants concerning noncompetition with Company for any reason, including consulting services that may hereafter be performed by Consulting Company for or on behalf of a competitor of Company, but not the obligations of Consulting Company under Section 7 of this Agreement, shall expire with the expiration or earlier termination of this Agreement.

5.    Hours. Consultant shall devote such time to the performance of Consulting Services hereunder as is reasonably necessary to perform them in a satisfactory manner, up to but not in excess of 30 hours per week without the written mutual agreement of the parties.

6.    Compensation and Expenses

(a)	Compensation for Services provided: The Company agrees to pay to the Consultant a one-time fee of USD $30,000.00 (thirty thousand dollars) (the “Fee”) for Strategic Services rendered. (
b)	Compensation for Consulting Services. For each month during the Consulting Period and for the commitment set forth in Section 5 hereof, the Company will pay the Consulting Company a monthly consulting fee (the “Consulting Fee”) of USD $10,000.00 (ten thousand dollars). Should the parties mutually agree upon any additional time commitments by Consultant over those specified in Section 5, they will likewise agree upon an amended Consulting Fee for each such period during which those commitments are increased. If the Company terminates this Agreement for any reason prior to December 31, 2018, the Company shall, within thirty (30) days after such termination, pay Consulting Company a lump sum equal to the any unpaid Fee and Consulting Fee that would have been earned through July 1, 2019. At the request of Consulting Company, the Fee and Consulting Fee and any other moneys due and owing to Consulting Company under this Agreement shall be deposited to an account or mailed to an address Consulting Company shall specify in writing to Company in accordance with the Notice provisions of Section 8 hereof.
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(c)	Change of Control: If there is a change of control of the Company, the Company shall immediately pay Consulting Company a lump sum equal to any unpaid Fee and the Consulting Fee that would have been earned through July 1, 2019. At the request of Consulting Company, the Fee and Consulting Fee and any other moneys due and owing to Consulting Company under this Agreement shall be deposited to an account or mailed to an address Consulting Company shall specify in writing to Company in accordance with the Notice provisions of Section 8 hereof.
(d)	Expenses. In addition to payment of the Consulting Fee, the Company shall reimburse Consulting Company for all reasonable expenses that are either pre-approved by the Company or actually necessitated by the Consulting Services specified by Company, including expenses for non-local travel, cell-phone meals and lodging, rental cars, long distance calls, telecopy charges and copying costs, translation fees and third-party expenses incurred in connection with the performance of the Consulting Services hereunder on Consulting Company’s presentation of an invoice containing a complete account of such expenditures and all reasonable documentation as may be required by the Company in connection therewith.
All invoices for expenses properly submitted by Consulting Company hereunder shall be paid by the Company within thirty (30) days after receipt thereof. All invoices shall be delivered to the following address, or by such other method or address as shall hereafter be specified by the Company:

Mobetize, Corp Suite 1150-510 Burrard Street Vancouver, British Columbia V5C3A8

(e)	Taxes and Employee Benefits. The parties agree that during the Consulting Period, Consulting Company shall be serving as an independent contractor of the Company, and therefore unless required by law, the Company shall not deduct any federal, provincial, state or local taxes or other withholdings from any sums paid Consulting Company hereunder, and Consulting Company hereby agrees to indemnify and hold harmless the Company from, direct liability for any and all federal, state and local taxes or assessments of any kind arising out of any payment made by the Company to Consulting Company hereunder. Consulting Company shall be responsible for all tax reporting, tax payments, withholdings, insurance and other payments, expenses and filings required to be made or paid by him or his agents or employees. Further, neither Consulting Company nor any of his agents or employees on account of it or their having rendered Consulting Services hereunder shall be entitled to any benefits provided by the Company to any of its employees, including, without limitation, any retirement plan, insurance program, disability plan, medical benefits plan or any other fringe benefit program sponsored and maintained by the Company for its employees.(
f)	Payment of Fees: The monthly Consulting Fee shall be payable in cash, cheque, wire transfer or ACH and remitted in arrears no later than fifteen (15) days following the end of each month during the Consulting Period with the last payment to be made not later than August 15, 2019, against Consulting Company’s submission of an invoice to the Company for consulting services rendered, notwithstanding the expiration of this Agreement. The Consulting Company has the right to convert all or any part of the outstanding and unpaid Fees or Consulting Fees into the Company’s common stock, $0.001 par value per share (the “Shares”) at the Conversion Price (as defined in (g) below). Consultant will charge a late payment fee of 1 1/2% per month, or the maximum amount permitted by law if less than 1 1/2% per month, for any payment not received within 15 days following the end of each month during the Consulting Period.

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(g)	Conversion Price: As used in this Agreement, the term “Conversion Price” shall equal the Variable Conversion Price. The term “Variable Conversion Price” means with respect to the Conversion Price fifty percent (50%) multiplied by the Market Price. The term “Market Price” means with respect to the Conversion Price the average of the lowest three (3) Trading Prices (as defined below) for the Company’s Shares over the ten (10) trading days ended one (1) trading day prior to the Company receipt of a Notice of Conversion in the form attached hereto as Exhibit B (the “Notice of Conversion”), delivered to the Company by Consulting Company. The term “Trading Price” means, with respect to the Conversion Price, the trading price of the Company’s Shares, as reported on the OTCQB, a quotation platform maintained by the OTC Markets Group, Inc. upon which Company’s Shares are traded, or any future trading facility on which Company’s Shares may be traded. No fractional Shares or scrip representing fractions of Shares will be issued on Conversion but the number of Shares issuable shall be rounded to the nearest whole Share. Consulting Company is limited to a Conversion of no more than 4.99% of the issued and outstanding common stock of the Company in connection with any given Notice of Conversion.

7.    Confidentiality. Consulting Company shall not, without the prior written consent of the Company, disclose to third parties any confidential information it acquires from the Company, and Consulting Company shall take all reasonable precautions to prevent his disclosure of confidential information to any third party who is not independently under an obligation of confidentiality to the Company. For the purposes of this Agreement, confidential information shall include any and all information not in the public domain respecting the activities, operations, plans, properties, and financial condition of the Company and its affiliates, that is disclosed or made available to Consulting Company, its employees or agents by any source, whether orally or in writing, and whether such information is disclosed either before or after the date of this Agreement, unless such disclosure has been specifically approved for release by the Company in writing or if required by applicable law or by an order of a court of competent jurisdiction. The terms of this paragraph shall be a continuing covenant that survives the expiration or earlier termination of this Agreement for an additional period of two (2) years, after which the covenant of this Section 7 respecting confidentiality shall expire.

8.    Notices. All notices required, necessary or desired to be given pursuant to this Agreement shall be in writing and shall be effective when delivered or on the third day following the date upon which such notice is deposited, postage prepaid, in the United States mail, certified return receipt requested, and addressed to the party at the address set forth below:

If to Consulting Company:	CPT Secure Inc. 325-3381 Cambie Street Vancouver, BC V5V 3W9

If to the Company:	Mobetize Corp. Suite 1150-510 Burrard Street Vancouver, B.C.V6C 3A8

Any party may change the address to which notices and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

9.    Waiver of Breach. The waiver by either party to this Agreement of a breach of any provision, section or paragraph of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same, or of a different provision, section or paragraph, by any party hereto.

10.    Assignment. Consent is required for an assignment (absolute, collateral, or other) of this Agreement.

11.    Prior Agreement.  This Agreement supersedes and replaces any and all previous agreements between the Company and the Consulting Company.

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12.    Governing Law. Except to the extent pre-empted by federal law, and without regard to conflict of laws principles, the laws of the Province of British Columbia will govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

13.    Entire Agreement. This Agreement embodies the entire agreement of the parties and supersedes all prior agreements between the parties hereto relating to the subject matter hereof. It may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

14.    Partial Invalidity. If any provision of this Agreement is found to be invalid or unenforceable by any court, only that provision shall be ineffective, unless its invalidity or unenforceability shall defeat an essential purpose of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Consulting Agreement as of the 1st day of July, 2017.

CPT Secure, Inc.

By:	/s/ Francisco Carasquero
Francisco Carasquero
President
President

MOBETIZE CORP.

By:	/s/ Ajay Hans
Ajay Hans
President

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